UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 21, 2017

HILL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33961	20-0953973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 309-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2017, Hill International, Inc. (the “Company”) entered into an Increased Commitment Agreement, dated as of June 21, 2017 (the “Agreement”), by and among the Company, Société Générale, as administrative agent and collateral agent for the Term Loan Lenders, U.S. Revolving Credit Lenders and the L/C Issuers, the Incremental Term Loan Lenders and the other U.S. Loan Parties thereunder, which provides the Company with $30 million in Incremental Term Loan Commitments (the “Loan”) and which amends certain terms of the Credit Agreement dated as of September 26, 2014 (as amended by the First Amendment Agreement dated as of December 23, 2014 and the  Second Amendment Agreement dated as of May 5, 2017, and as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms not defined herein have the same meaning as set forth in the Agreement. The material terms of the Agreement are as follows:

The Loan has a term of six years, requires repayment of one percent (1.0%) of the original principal amount annually for the first five years and was fully funded at closing. Any amounts repaid on the Loan will not be available to be re-borrowed.  The Loan was funded net of a one percent (1.0%) discount of the principal amount.

The interest rate on the Loan will be, at the Company’s option from time to time (subject to customary provisions or limitations), either:

•                  the London Inter-Bank Offered Rate (“LIBOR”) for the relevant interest period plus 5.75% per annum; or

•                  the Base Rate (as defined below) plus 4.75% per annum.

The “Base Rate” is a per annum rate equal to the highest of (A) the prime rate, (B) the federal funds effective rate plus 0.50%, or (C) the LIBOR for an interest period of one month plus 1.0% per annum. Upon a default, the Loan’s applicable rate of interest under the Secured Credit Facilities may increase by 2.0%. The LIBOR on the Loan (including when determining the Base Rate) shall in no event be less than 1.0% per annum.

The Loan (along with interest thereon) is generally secured by a first-priority security interest in substantially all assets of the Company and certain of the Company’s U.S. subsidiaries other than accounts receivable and cash proceeds thereof, as to which the Loan (and the interest thereon) is secured by a second-priority security interest.

The Company has the right to prepay the Loan in full or in part at any time without premium or penalty (except customary breakage costs); provided, however that upon the occurrence of prepayments relating to certain repricing transactions within the first six months following closing, a 1.0% prepayment premium will be payable. The Company is required to make certain mandatory prepayments of the Loan, without premium or penalty (except customary breakage costs; provided, however, that upon the occurrence of any repricing transaction in respect of certain mandatory prepayments within the first six months following closing, a 1.0% prepayment premium is payable), including (i) with net proceeds of any issuance or incurrence of indebtedness by the Company after the closing, (ii) with net proceeds from certain asset sales outside the ordinary course of business, and (iii) with 50% of the excess cash flow for each fiscal year of the Company commencing with the first full fiscal year ending after closing (which percentage will be reduced upon the achievement and maintenance of certain financial performance metrics set forth in the Credit Agreement).

As of the date of this filing, the outstanding amount of the Loan is $30.0 million.

The Company used the proceeds from the Loan for working capital purposes, including, but not limited to, reducing the Company’s other borrowings under the Credit Agreement.

The foregoing summary of the Agreement and the Loan thereunder do not purport to be complete and are qualified in their entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and incorporated by reference herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1	Increased Commitment Agreement, dated as of June 21, 2017, by and among Hill International, Inc., Société Générale and the lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL INTERNATIONAL, INC.

	By:	/s/ John Fanelli III
	Name:	John Fanelli III
Dated: June 23, 2017	Title:	Executive Vice President and Chief Financial Officer